SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




Date of Report (Date of earliest event reported):  April 29, 2003
                                                 ------------------------------


                        The Stanley Works
-------------------------------------------------------------------------------
         (Exact name of registrant as specified in charter)


  Connecticut                  1-5224             06-0548860
----------------          ----------------       -------------
(State or other             (Commission         (IRS Employer
jurisdiction of             File Number)     Identification No.)
incorporation)



1000 Stanley Drive, New Britain, Connecticut            06053
-------------------------------------------------------------------------------
(Address of principal executive offices)              (Zip Code)



Registrant's telephone number, including area code:(860) 225-5111
                                                  -----------------------------



                         Not Applicable
-------------------------------------------------------------------------------
   (Former name or former address, if changed since last report)




                     Exhibit Index is located on Page 3



                              Page 1 of 12 Pages

        Item 7.          Financial Statements and Exhibits.

           (c) 20(i)     Press Release dated April 29, 2003
                         announcing first quarter results.

           (c) 20(ii)    Cautionary Statements relating to
                         forward looking statements included in
                         Exhibit 20(i) and made today in a
                         conference call with industry anlaysts,
                         shareowners and other participants.


         Item 9.         Regulation FD Disclosure.

                         The following information is being furnished under both Item 9 and Item 12 of Form 8-K. In a press release attached to this Form 8-K, the company reported its results for the First Quarter of 2003. In a conference call held today with industry analysts, shareowners and other participants, the company reviewed its results and guidance as set forth in the press release.




















                                 Page 2 of 12 Pages

                                    SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                           THE STANLEY WORKS



Date: April 29, 2003     By: /s/ Bruce H. Beatt
      ----------------   ---------------------------------
                         Name:   Bruce H. Beatt
                         Title:  Vice President, General
                                   Counsel and Secretary




                                  EXHIBIT INDEX
                           Current Report on Form 8-K
                              Dated April 29, 2003



                                Exhibit No.     Page
                                -----------    ------

                                 20(i)         4

                                 20(ii)        11












                                 Page 3 of 12 Pages

                                               Exhibit 20(i)

FOR IMMEDIATE RELEASE

Stanley Works Reports First Quarter Results

$44 Million Free Cash Flow Is 1st Quarter Record

New Britain, Connecticut, April 29, 2003. The Stanley Works (NYSE: SWK) announced that first quarter 2003 net income was $19 million (22 cents per fully-diluted share) compared with $49 million (56 cents per fully-diluted share) last year. First quarter 2003 results included pre-tax restructuring costs, impairment charges and other exit costs totaling $17 million pre-tax, or 13 cents per fully diluted share. Aside from such costs, earnings per fully diluted share were 35 cents, consistent with company estimates of 33-36 cents provided on April 9.

Reported earnings are supplemented with related amounts and percentages that exclude restructuring costs, impairment charges and other exit costs. Management believes these supplemental financial measures provide useful information by removing the effect of variances in reported results that are not indicative of fundamental changes in the company's earnings capacity. A full reconciliation with reported amounts is included on page 7.

Net sales were $666 million, up 8% over last year. Exclusive of the Best Access Systems acquisition, sales declined 2%. Sales in the consumer channel declined for the first time in three years, due to unusually adverse weather in certain regions of the U.S. and mass merchant inventory reductions. Meanwhile, soft market conditions continued to be prevalent in the industrial channels.

Gross profit was $219 million, or 32.8% of sales, versus $216 million in the prior year. First quarter 2003 included $4 million of impairment charges and other exit costs related to the termination of the Mac Direct distribution model. Aside from such costs, gross margin was 33.3% versus 34.9% last year.

Selling, general and administrative ("SG&A") expenses of $172 million (25.9% of sales) were $37 million above first quarter 2002 levels. Aside from $10 million of costs relating primarily to the exiting of Mac Direct, SG&A was $162 million, or 24.3% of sales, versus 21.9% last year, reflecting the inclusion of Best Access Systems as well as the absence of pension income and stronger foreign currency.

Aside from the impairment charges and other exit costs referred to above, operating margins were 9.0% versus 13.0% last year.

                                 Page 4 of 12 Pages

Tools sales decreased 2% to $467 million due to weak demand for industrial and Mac tools. Exclusive of $14 million of impairment charges and exit costs, operating margin was 8.7% vs. 12.9% in 2002. Lower volume, inefficiencies in Mac Direct, pricing pressures and commodity cost inflation were the principal causes of the lower margin.

Doors sales increased 43% to $199 million, but organic sales declined 6% as weakness in consumer doors more than offset double-digit growth in Access Technologies. Door Systems were adversely affected by the previously announced loss of one region of a major retail customer in addition to weather-related softness. Operating margin decreased to 9.7% versus 13.4% last year from commodity cost increases and increased SG&A expenses.

Operation 15, an initiative to achieve a 15% operating margin run rate as the company exits 2003, was announced on April 9. Annual benefits of $105 million are expected to be partially offset by approximately $20 million of lost margin from the Mac Direct exit. The company indicated that it expects severance payments, certain asset impairments and other exit costs of approximately $60 million in connection with Operation 15, of which $10-$15 million are expected to be non-cash, exclusive of the Mac Direct exit.

Additionally, the exit of Mac Direct requires the liquidation of certain assets whose aggregate net book value was approximately $85 million. Management believes that a substantial portion of these assets are recoverable. Exit costs include the $14 million incurred in the first quarter, and the company believes that additional impairments and exit costs could be possible, however the amounts cannot be determined at this time, as they depend on future events and actions which have not been finalized.

As expected, plans to reduce outstanding shares by over 9% had no impact in the first quarter. On April 14, the company completed the settlement of the first $100 million of its equity hedge in early April.

Operating cash flow was $52 million versus $21 million in the first quarter a year ago. Free cash flow before dividends (cash from operations less capital expenditures) was $44 million versus $2 million in the first quarter a year ago, reflecting cash flow from operations and lower capital expenditures.

The company plans to provide earnings guidance for the second quarter and the full year 2003 in early May.

The company has scheduled a conference call with investors for 2pm EDT this afternoon for the purpose of clarifying details and answering questions about the financial information in this release. The call is accessible by telephone


                                 Page 5 of 12 Pages
at (800) 267-8424 and via the Internet at www.stanleyworks.com by selecting "Investor Relations". A replay will also be available two hours after the call and can be accessed at 800-642-1687 or 706-645-9291 by entering the conference identification number 78324.

The Stanley Works, an S&P 500 company, is a worldwide supplier of tools, hardware and door systems for professional, industrial and consumer use. More information about The Stanley Works can be found at http://www.stanleyworks.com.

Contact:      Gerry Gould
              Vice President - Investor Relations
              (860) 827-3833
              ggould@stanleyworks.com

The Stanley Works corporate press releases are available on the company's corporate web site at http://www.stanleyworks.com. Click on "Investor Relations" and then on "News Releases".

This press release contains forward-looking statements. Cautionary statements accompanying these forward-looking statements are set forth, along with this news release, in a Form 8-K filed with the Securities and Exchange Commission today. The Stanley Works corporate press releases are available on the company's Internet web site at www.stanleyworks.com.







                                 Page 6 of 12 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            (Unaudited, Millions of Dollars Except Per Share Amounts)

                                        First Quarter
                                      ------------------
                                       2003       2002
                                      --------  --------
NET SALES                             $ 666.2   $ 616.7

COSTS AND EXPENSES
  Cost of sales                         447.7     401.2
  Selling, general
    and administrative                  172.3     135.1
  Interest - net                          8.0       6.4
  Other - net                             7.6       2.1
  Restructuring charge                    3.1         -
                                      --------  --------
                                        638.7     544.8
                                      --------  --------
EARNINGS BEFORE INCOME TAXES             27.5      71.9
  Income taxes                            8.3      23.0
                                      --------  --------
NET EARNINGS                          $  19.2   $  48.9
                                      ========  ========

NET EARNINGS PER SHARE OF COMMON STOCK

  Basic                               $ 0.22    $   0.57
                                      ======== =========

  Diluted                             $ 0.22    $   0.56
                                      ======== =========

DIVIDENDS PER SHARE                   $ 0.26    $   0.24
                                      ======== =========

AVERAGE SHARES OUTSTANDING (in thousands)

  Basic                                87,815     85,518
                                      ======== =========

  Diluted                              88,478     87,889
                                      ======== =========






                                 Page 7 of 12 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (Unaudited, Millions of Dollars)

                            March 29, 2003    December 28, 2002
                           ----------------  -------------------

ASSETS
  Cash and cash equivalents     $   156.0      $   121.7
  Accounts receivable               521.6          548.0
  Inventories                       438.1          414.7
  Other current assets              110.5          106.0
                                ---------      ---------
    Total current assets        $ 1,226.2      $ 1,190.4
                                ---------      ---------
  Property, plant and equipment     481.0          494.8
  Goodwill and other intangibles    558.6          544.9
  Other assets                      173.4          188.1
                                ---------      ---------
                                $ 2,439.2      $ 2,418.2
                                =========      =========

LIABILITIES AND SHAREOWNERS' EQUITY
  Short-term borrowings         $   198.7      $   149.6
  Accounts payable                  250.0          260.3
  Accrued expenses                  273.9          271.0
                                ---------      ---------
      Total current liabilities     722.6          680.9
                                ---------      ---------
  Long-term debt                    546.6          564.3
  Other long-term liabilities       185.1          189.2
  Shareowners' equity               984.9          983.8
                                ---------      ---------
                                $ 2,439.2      $ 2,418.2
                                =========      =========











                                 Page 8 of 12 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                          SUMMARY OF CASH FLOW ACTIVITY
                        (Unaudited, Millions of Dollars)

                                             First Quarter
                                           -----------------
                                            2003      2002
                                           -------  --------
OPERATING ACTIVITIES

Net earnings                               $ 19.2   $ 48.9
Depreciation and amortization                22.6     16.7
Restructuring charge                          3.1       -
Other non-cash items                         18.1    (15.1)
Changes in working capital                  (20.5)    (5.9)
Changes in other operating
  assets and liabilities                      9.2    (24.1)
                                            ------   ------
Net cash provided by
  operating activities                       51.7     20.5


INVESTING AND FINANCING ACTIVITIES

Capital and software expenditures           (7.5)    (18.7)
Business acquisitions and asset disposals  (14.9)      3.7
Cash dividends on common stock             (22.2)    (20.4)
Other net investing and
  financing activity                        27.2       9.6
                                          ------    ------
Net cash used in investing and
  financing activities                     (17.4)    (25.8)


Increase (Decrease) in Cash
 and Cash Equivalents                       34.3      (5.3)

Cash and Cash Equivalents,
 Beginning of Period                       121.7     115.2
                                          ------    ------

Cash and Cash Equivalents,
 End of Period                           $ 156.0    $109.9
                                          ======    ======

                                 Page 9 of 12 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
     Consolidated Statements of Operations and Business Segment Information
                         Reconcillation to GAAP Earnings
                           First Quarter 2003 vs. 2002
            (Unaudited, Millions of Dollars Except Per Share Amounts)

                                   2003
                       -------------------------------
                        Excluding     (a)
                         Charges    Charges   Reported    2002
                       ---------- ----------  --------   --------
Net sales              $ 666.2    $    -      $ 666.2    $ 616.7
Cost of sales            444.1       3.6        447.7      401.2
                       ---------- ----------  --------   --------
Gross margin             222.1      (3.6)       218.5      215.5
                          33.3%                  32.8%      34.9%
SG&A expenses            162.1      10.2        172.3      135.1
                       ---------- ----------  --------   --------
                          24.3%                  25.9%      21.9%

Operating profit          60.0     (13.8)        46.2       80.4
                           9.0%                   6.9%      13.0%

Interest, net              8.0         -          8.0        6.4
Other, net                 7.6         -          7.6        2.1
Restructuring charges        -       3.1          3.1          -
                       ---------  ---------- ---------   --------
Earnings before
 income  taxes            44.4     (16.9)        27.5       71.9
Income taxes              13.5      (5.2)         8.3       23.0
                       ---------  ---------- ---------   --------
                          30.4%                  30.2%      32.0%
Net earnings           $  30.9    $(11.7)     $  19.2    $  48.9
                       =========  ========== =========  =========
Average shares
 outstanding (diluted)   88,478    88,478       88,478     87,889
Earnings per
 share (diluted)       $   0.35   $(0.13)     $  0.22    $   0.56
                       =========  ========== ========== ==========
BUSINESS SEGMENTS
Net sales
    Tools               $ 467.1   $   -       $ 467.1    $ 478.0
    Doors                 199.1       -         199.1      138.7
                       ---------  ---------- ---------- ----------
    Consolidated        $ 666.2   $   -       $ 666.2    $ 616.7
                       =========  ========== ========== ==========
Operating profit
    Tools               $ 40.6    $ (13.8)     $ 26.8    $  61.8
    Doors                 19.4        -          19.4       18.6
                       ---------  ---------- ---------- ----------
    Consolidated          60.0      (13.8)       46.2       80.4
                       ---------  ---------- ---------- ----------
Interest, net              8.0        -           8.0        6.4
Other, net                 7.6        -           7.6        2.1
Restructuring charges        -       3.1          3.1          -
                       ---------  ---------- ---------- ----------
Earnings before
 income taxes          $ 44.4     $ (16.9)     $ 27.5    $  71.9
                       =========  ========== ========== ==========

(a) Includes restructuring costs, impairment charges and other exit costs. Cost of sales reflects $3.6 million of inventory losses and SG&A reflects $10.2 million in receivables losses associated with the Mac Direct exit. Restructuring costs are comprised of severance for termination of appromixately 150 employees.

                              Page 10 of 12 Pages

                                                             Exhibit 20 (ii)

                              CAUTIONARY STATEMENTS

Under the Private Securities Litigation Reform Act of 1995

Certain statements including the statements in the company's press release attached to this Current Report on Form 8-K regarding the company's ability to
(i) raise operating margins to 15% as the company exists 2003 and generate benefits of approximately $105 million annually partially offset by approximately $20 million of lost margin and (ii) repurchase an additional 5% of outstanding shares are forward looking and are based on current expectations and involve inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

The company's ability to raise operating margins to 15% as the company exits 2003 and generate benefits of approximately $105 million annually partially offset by approximately $20 million of lost margin is dependent on (i) the success of the company's efforts to decentralize its operations functions, primarily into its Tools and Access Solutions business groups; (ii) the success of the company's efforts to reduce its workforce and close certain facilities, including the resolution of any labor issues and the predictability of severance payments related to such activities, the need to respond to significant changes in product demand while any facility consolidation is in process and other unforeseen events; (iii) the success of the company's efforts to restructure its Mac Tools organization in order to return it to profitability, including, without limitation, the company's ability to liquidate certain Mac Tools assets at a satisfactory price; (iv) the success of the company's marketing and sales efforts; (v) continued improvements in productivity and cost reductions; (vi) the continued improvement in the payment terms under which the company buys and sells goods, materials and products; (vii) the reduction of selling, general and administrative expenses as a percentage of sales; (viii) the success of recruiting programs and other efforts to maintain or expand overall Mac Tools truck count; (ix) the company's ability to fulfill demand for its products in a timely manner; and (x) the absence of increased pricing pressures from customers and competitors.

In addition to the factors listed above, the company's ability to reduce its outstanding shares by an additional 5% is dependent on the content of FASB's "Limited Scope Final Statement On Liabilities and Equity" when issued.

                                 Page 11 of 12 Pages

The company's ability to achieve the objectives discussed above will also be affected by external factors. These external factors include the continued consolidation of customers in consumer channels, inventory management pressures on the company's customers, changes in trade, monetary, tax and fiscal policies and laws, inflation, currency exchange fluctuations, the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the company's debt program, the strength of the U.S. Economy and the strength of foreign currencies, including but not limited to the Euro, the impact of events that cause or may cause disruption in the company's distribution and sales networks such as the effects of Severe Acute Respiratory Syndrome ("SARS"), war, terrorist activities, political unrest and recessionary or expansive trends in the economies of the world in which the company operates.















                              Page 12 of 12 Pages